Notice of Performance-Contingent Stock Option Grant

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Shares Granted]

Performance Unit Grant
You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of jcpenney. This Performance Unit grant is a “target” award, which means that the number of Performance Units you will actually receive under this grant may increase or decrease based on the Company’s actual results for the Performance Period as set forth in the Payout Matrix established by the independent members of the Human Resources and Compensation Committee (Committee) of the Board of Directors and set out below. Unless otherwise noted, This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Committee. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions, as applicable.

Definitions
Payout Matrix – The Payout Matrix is established by the independent members of the Board at the beginning of the Performance Period and describe the percentage of units you shall earn based on attainment of the applicable Performance Measure, as described in the Matrix, for the Performance Period.

Performance Units – The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features. Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). You can earn from 50% to 200% of the units granted based on the Company’s actual results for the Performance Period.

Performance Period – The Performance Period is the one-year period beginning with the first day of the Company’s 2014 fiscal year and ending with the last day of that fiscal year.

Performance Measure – There are two Performance Measures. 50% of the PBRSU Award will be tied to the Company Free Cash Flow Performance Measure and 50% of the PBRSU Award will be tied to the EBITDA Performance Measure. Each metric will fund independently of the other. Free Cash Flow will be defined as cash flow from operating activities less capital expenditures & dividends paid, plus proceeds from the sale of operating assets.  EBITDA will be defined as earnings before interest, taxes, depreciation and pension expense under the J. C. Penney Corporation, Inc. Pension Plan, and will exclude any gain on the sale of the Firestone tire and battery locations and any non-recurring impairment on the Company’s assets.

How Your Actual Performance Units are Determined
The actual number of Performance Units, if any that are credited to your account will be based on the Company’s Free Cash Flow and EBITDA for fiscal 2014. The Payout Matrix shown below indicates the percentage of Performance Units that you can actually earn for the respective Free Cash Flow and EBITDA results. Within 2½ months after the end of the Performance Period the independent members of the Board of Directors will certify the number of Performance Units, if any, that you could receive for the Performance Period based on the Payout Matrix, and subject to the Committee’s discretion to reduce the number of Performance Units you earn will determine the total number of Performance Units awarded to you for the Performance Period.

Payout Matrix

Performance Level	Payout %	Free Cash Flow (in millions)	EBITDA (in millions)
Maximum	200%	[Max Free Cash Flow]	[Max EBITDA]
Target	100%	[Target Free Cash Flow]	[Target EBITDA]
Threshold	50%	[Threshold Free Cash Flow]	[Threshold EBITDA]
The payout percentage between threshold and maximum will be evenly interpolated.

Vesting of Your Credited Performance Units

(Rev. 03/13)

The actual Performance Units awarded to you by the Committee will be fully vested, and the restrictions on your Performance Units will lapse on the first anniversary of the Date of Grant (the “Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing).

50% of your vested Performance Units will be distributed to you in shares of Common Stock on the second anniversary of the Date of Grant and 50% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units. If the Company declares a dividend, you will accrue dividend equivalents on earned Performance Units that have been credited to your account in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units. The dividend equivalents shall be credited as additional Performance Units in your account to be paid in shares of Common Stock on the Vest Date along with the Performance Units to which they relate. The number of additional Performance Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Units award and the Plan and you shall forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Employment Termination
If your Employment terminates due to Retirement, Disability, or death or job restructuring, reduction in force, or unit closing prior to the Vest Date, you shall be entitled to a prorated number of Performance Units earned under the Payout Matrix, determined as of the end of the Performance Period. The pro-rata vesting of the Performance Units will be determined by multiplying the number of Performance Units earned in the Performance Period under the Payout Matrix by a fraction, the numerator of which is the number of months from the first month of the Performance Period to the effective date of the termination, inclusive, and the denominator of which is 12. Any Performance Units earned under this termination provision will be immediately vested. 50% of your vested Performance Units will be distributed to you in shares of Common Stock on the second anniversary of the Date of Grant and 50% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without cause (or summary dismissal) under, and as defined in that termination agreement, then the number of Performance Units that will vest will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release. Any shares that vest under a termination agreement will be distributed as provided in the Vesting of Your Credited Performance Units section of this Notice.

Notwithstanding anything in the Plan to the contrary, if you experience an Employment Termination following a Change in Control before your Vest date, your Performance Units will vest on a pro-rata basis based on the attainment of the Performance Measures as of the effective date of the Change in Control. The pro-rata portion of the Performance Units you are awarded by the independent members of the Board of Directors as described in How Your Actual Performance Units above will be determined by multiplying the number of Performance Units awarded you by the independent members of the Board of Directors by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your Employment Termination, inclusive, and the denominator of which is 12. 50% of your vested Performance Units will be distributed to you in shares of Common Stock on the second anniversary of the Date of Grant and 50% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

If your employment terminates for any reason other than those specified above, any unvested Performance Units shall be cancelled on the effective date of termination.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This Performance Units grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

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(Rev. 03/13)